EXHIBIT 10.26

                          TERMINATION OF

                         PLEDGE AGREEMENT

                                AND

                         IRREVOCABLE PROXY

       AGREEMENT, dated November 29, 1995, between READING & BATES EXPLORATION CO., a corporation organized and existing under the laws of the State of Oklahoma (the "Pledgor"), and BANK ONE, TEXAS, N.A., as Trustee, its successors and assigns (the "Pledgee").

                       W I T N E S S E T H:

       WHEREAS, the Pledgor owns of record and beneficially all of the issued and outstanding shares of Reading & Bates Drilling Co. (the "Company") (the Company and the Pledgor are hereinafter collectively referred to as the "Obligors").

       WHEREAS, the Obligors have entered into an Amended and Restated Credit Facility Agreement dated as of April 27, 1995, as amended (the "Credit Agreement") with INTERNATIONALE NEDERLANDEN BANK N.V. (the "Bank"), which Credit Agreement provides for advances and the issuance of letters of credit by the Bank to or for the account of the Obligors of up to USD 65,000,000 (the "Commitment") to be used for the purposes of refinancing certain indebtedness of the Obligors and providing working capital and credit for operations; and

       WHEREAS, pursuant to the Trust Indenture dated March 29, 1991 between the Trustee and the Obligors as amended by Amendment No. 1 to the Trust Indenture dated as of February 25, 1993 and as further amended by Assignment, Assumption and Amendment No. 2 to Trust Indenture dated as of April 27, 1995, the Pledgee has agreed to act as trustee for the Bank in connection with the security provided by the Obligors for the advances made and letters of credit issued pursuant to the Credit Agreement; and

       WHEREAS,  the Pledgor  and the  Pledgee entered  into the
  Pledge Agreement and  Irrevocable Proxy dated  April 27,  1995
  (the "Pledge Agreement"); and

       WHEREAS, the Obligors have paid, or otherwise satisfied or secured the repayment of, the Obligations, and the Bank has agreed to release all collateral granted thereunder by the Obligors, including the Pledge Agreement and Irrevocable Proxy dated April 27, 1995 between Pledgor and Pledgee.

       NOW THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

       1. Termination. Effective as of the date hereof, the Pledge Agreement is terminated, and all of the Pledged Securities and the Irrevocable Proxy have been delivered to the Pledgor. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Pledge Agreement.

       2. General. This Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties. This Agreement and the rights of the parties and of any subsequent holder shall be construed in accordance with and governed by the internal laws of the State of New York, and may not be changed orally, but only by an instrument in writing signed by the person against whom enforcement of such change, modification or discharge is sought.

       3. Counterparts. This Pledge Agreement may be executed in any number of counterparts, each of which for all purposes shall be deemed to be an original.


       IN WITNESS  WHEREOF, the parties have  caused this Pledge
  Agreement to be executed the day and year first above written.

                                READING & BATES EXPLORATION CO.


                                By:
                                     Name:
                                     Title:


                                BANK ONE, TEXAS, N.A. as Trustee


                                By:
                                     Name:
                                     Title: